Exhibit 99

NEWS RELEASE
5875 Landerbrook Drive, Suite 300 • Cleveland, Ohio 44124-4069
Tel. (440) 449-9600 • Fax (440) 449-9577

FOR FURTHER INFORMATION, CONTACT:
Christina Kmetko	For Immediate Release
(440) 229-5168	Tuesday, August 4, 2020

HYSTER-YALE MATERIALS HANDLING
ANNOUNCES SECOND QUARTER 2020 RESULTS

Quarter Highlights:
•Q2 2020 market levels down significantly from prior periods in Company's primary markets
•Q2 2020 consolidated revenues decreased 23.6% from Q2 2019 due to the impact of the global COVID-19 shutdowns, lower bookings and resulting lower shipments
•Q2 2020 consolidated operating profit decreased to $8.7 million from $22.9 million in Q2 2019
•Q2 2020 operating expense decreased 18.5% from both Q1 2020 and Q2 2019, primarily due to cost containment actions taken to mitigate the impact of the COVID-19 pandemic
•Q2 2020 net income of $3.6 million, or $0.21 per share, decreased from $16.2 million, or $0.97 per share, in Q2 2019
•Net debt at June 30, 2020 improved to $277.2 million from $289.7 million at March 31, 2020

        Cleveland, Ohio, August 4, 2020 - Hyster-Yale Materials Handling, Inc. (NYSE: HY) today announced consolidated revenues of $654.4 million and consolidated net income of $3.6 million, or $0.21 per diluted share, for the second quarter of 2020 compared with consolidated revenues of $856.2 million and consolidated net income of $16.2 million, or $0.97 per diluted share, for the second quarter of 2019. Consolidated operating profit decreased to $8.7 million in the 2020 second quarter from $22.9 million in the 2019 second quarter.
For the six months ended June 30, 2020, the Company reported consolidated revenues of $1.4 billion and net income of $18.9 million, or $1.13 per diluted share, compared with consolidated revenues of $1.7 billion and net income of $19.6 million, or $1.17 per diluted share, for the first six months of 2019. Consolidated operating profit was $28.9 million for the first half of 2020 compared with $26.3 million for the first half of 2019.
During the second quarter of 2020, broad measures taken by governments, businesses and others around the world to limit the spread of COVID-19 adversely affected the Company. Production was significantly reduced or suspended at the Company's European, and to a lesser extent Americas, facilities during the first half of the second quarter. The significant decline in global economic activity has also reduced demand for the Company's products from customers and limited availability of components from suppliers. In this context, several cost reduction measures, which were also designed to ease liquidity pressure, were phased in starting late in the first quarter and are expected to fully mature at the beginning of the third quarter. Benefits from these cost containment actions resulted in a decrease in operating expenses of $21.6 million and $27.9 million in the second quarter and for the six months ended June 30, 2020, respectively. As a result, in total, the Company's second quarter 2020 operating profit and net income were significantly lower than both the 2019 second quarter and the 2020 first quarter. However, amidst these very challenging conditions, the Company's global workforce generated results that exceeded initial expectations, all while still prioritizing the health and safety of employees worldwide.

Segment Financial Results
Summary results for the Company's three business segments were as follows for the second quarter of 2020 and 2019:

(in millions)	*Hyster-Yale Group		*Bolzoni		*Nuvera
	Q2 2020	Q2 2019	Q2 2020	Q2 2019	Q2 2020	Q2 2019
Revenues	$622.9	$812.7	$64.2	$90.8	$0.7	$2.2
Operating Profit (Loss)	$17.0	$29.1	$(0.5)	$2.3	$(8.3)	$(8.2)
Net Income (Loss)	$10.9	$20.3	$(0.6)	$1.6	$(5.8)	$(6.0)
*For purposes of this release, Hyster-Yale Group refers to the Company's Lift Truck business, Bolzoni is the Attachment business and Nuvera is the Fuel Cell business.

Hyster-Yale Group Results
        Hyster-Yale Group unit shipments, bookings and backlog were as follows:

($ in millions)	Quarter Ended June 30, 2020	Quarter Ended March 31, 2020	Quarter Ended June 30, 2019
Unit Shipments	20,100	23,300	26,300
Unit Bookings	14,300	19,400	30,200
Unit Bookings $ Value	$315	$500	$620
Unit Backlog	31,500	37,300	44,100
Unit Backlog $ Value	$810	$960	$1,130
        Unit shipments, bookings and backlog all decreased compared with the 2020 first quarter and 2019 second quarter. A combination of lower shipments due to the reduction or suspension of production in several of the Company’s European and, to a lesser extent, Americas facilities in the first half of the 2020 second quarter due to COVID-19-related shutdowns, material shortages from suppliers who closed their manufacturing plants or could not deliver components as a result of increased controls at borders and border closures, and substantially lower market levels, particularly in the Company's primary markets of Americas and EMEA, as a result of the slow economic recovery from the pandemic-related shutdowns, contributed to the decrease in bookings and shipments.
Bookings and shipment levels were at their lowest point in April 2020, trended upward sequentially in both May and June as global demand steadily improved throughout the quarter, but are still at significantly reduced levels. The Company is carefully managing its shipments, backlog and lead times during this period of uncertainty so that its production rates match market conditions. As a result, monthly backlog levels trended down over the three-month period. The Company ended the quarter with a backlog level that supports its production plans and appropriate lead times.

Geographic Results

(in millions, except units)	Americas**		EMEA**		JAPIC**
	Q2 2020	Q2 2019	Q2 2020	Q2 2019	Q2 2020	Q2 2019
Unit Shipments	13,100	14,500	4,400	8,000	2,600	3,800
Revenues	$454.8	$537.7	$120.1	$202.1	$48.0	$72.9
Operating Profit (Loss)	$23.3	$26.2	$(2.8)	$4.7	$(3.5)	$(1.8)
**The Americas geographic segment includes the North America, Latin America and Brazil markets, EMEA includes operations in the Europe, Middle East and Africa markets, and JAPIC includes operations in the Asia and Pacific markets, including China.

Revenues
Second-quarter 2020 revenues in the Lift Truck business decreased 23.4% compared with the prior year quarter. This decrease was mainly due to lower unit and parts volumes in all geographic segments, especially in EMEA where plants were closed for over a month during the 2020 second quarter, because of the COVID-19 pandemic and the resulting significant decline in global economic activity. Unit shipments decreased by approximately 6,200 units from the prior year second quarter as a result of fewer shipments in all classes in EMEA and JAPIC, and all but Class 1 electric counterbalanced trucks and certain Class 3 warehouse trucks in the Americas.

Operating profit
        Second-quarter 2020 operating profit in the Lift Truck business decreased 41.6% from the second quarter of 2019 as a result of reductions in all geographic segments, particularly EMEA and JAPIC. The reduced operating profit in the Americas and JAPIC was mainly due to lower units and parts volumes, as well as the absence of $4.9 million of favorable retroactive tariff exclusion adjustments recognized in the prior year quarter, partly offset by lower operating expenses primarily as a result of the implementation of cost containment actions, including reductions in employee-related expenses, to mitigate the expected impact of the COVID-19 pandemic.
EMEA had an operating loss of $2.8 million in the second quarter of 2020 compared with operating profit of $4.7 million in the second quarter of 2019. The operating loss in EMEA was primarily the result of significantly lower gross profit partially offset by lower operating expenses mainly as a result of the implementation of cost containment actions. Gross profit decreased due to lower unit and parts volumes and manufacturing inefficiencies resulting from the shutdown of the European plants for half of the second quarter. Government support incentives only partially mitigated the impact of the plant shutdowns. The reduced gross profit was also partially offset by the favorable impact of lift truck pricing actions on sales and a shift in sales to higher-margin lift trucks.

Bolzoni Results
        During the second quarter of 2020, Bolzoni's revenue decreased to $64.2 million from $90.8 million in the second quarter of 2019. The decrease in revenues was due to lower sales as a result of extended plant closures in Bolzoni's European facilities in the first half of the 2020 second quarter due to the COVID-19 pandemic and a significant decline in global economic activity.
        Bolzoni had an operating loss of $0.5 million for the second quarter of 2020 compared with operating profit of $2.3 million in the second quarter of 2019. The decrease was primarily attributable to significantly lower gross profit due to lower sales volumes and manufacturing inefficiencies as a result of the COVID-19 pandemic. The decrease in operating profit was partially offset by lower operating expenses due to the implementation of cost containment actions taken to mitigate the impact of the COVID-19 pandemic.

Nuvera Results
        Nuvera's revenues decreased to $0.7 million in the second quarter of 2020 from $2.2 million in the second quarter of 2019, and the operating loss increased modestly to $8.3 million from $8.2 million in 2019. The revenue decrease and operating loss increase was primarily the result of lower third-party fuel cell development services. The favorable effect of cost containment actions mostly offset the effect of the lower development services.

Business Prospects
The effects of the COVID-19 pandemic continue to create much uncertainty as to the duration as well as the severity of the impact of the economic downturn on different industries that is occurring as a result of the COVID-19 pandemic.

The global lift truck market, excluding China which was affected mainly during the 2020 first quarter, decreased 22% in the 2020 second quarter from the 2020 first quarter, and decreased 25.0% from the prior year second quarter as a result of the pandemic-related shutdowns. The Company's largest markets, Americas and EMEA, had decreases of 15.3% and 28.1%, respectively, compared to the first quarter of 2020. As economies have gradually reopened, market activity has increased which has translated into sequentially improved monthly bookings, although no region has normalized yet.
The Company's bookings levels were at their lowest point in April 2020. As global demand increased, these levels trended up in both May and June, but at significantly lower levels than in the same prior year periods. The Company's June bookings were approximately 25% lower than June 2019 versus the more than 60% and 50% declines experienced in April and May, respectively. While the trend line is improving, improvements are occurring at a decreasing rate, suggesting that the recovery may be flattening.
While the Company is encouraged by recent market and bookings activity, the level of future bookings is still very uncertain, as is when demand and market conditions will return to pre-pandemic conditions. Generally, the Company believes bookings are unlikely to get worse than the current rate, but the trajectory cannot yet be forecasted with confidence. The third quarter is generally soft as a result of seasonal vacations, plant shutdowns and costs associated with customary lower third-quarter production schedules at the Company's manufacturing plants. As a result, Hyster-Yale expects a modest loss in the third quarter of 2020. More broadly, pandemic-related uncertainty continues to limit the Company's ability to forecast bookings over the remainder of 2020 and 2021 and, as a result, expected shipment levels for the fourth quarter of 2020 and full-year 2021.
As market conditions improve, the Company expects that increased bookings and the strategic programs the Company continues to pursue will position each of its businesses to recover to sound long-term financial returns. In the meantime, the Company continues to focus on aggressive actions to moderate the near-term financial impact of the COVID-19 pandemic.
The Company continues to maintain procedures designed to limit the exposure of employees to the spread of COVID-19, including adjusting shift schedules to promote social distancing, enhancing cleaning and sanitation, promoting recommended hygiene practices, limiting workplace access and maintaining remote working where possible. At the same time, the Company and its employees remain committed to meeting the needs of dealers and end customers by ensuring they receive equipment, parts and services in a timely manner to the degree reasonably possible.
Hyster-Yale continues to operate on the assumption that the economic and market environment, although improving, will remain difficult throughout the remainder of 2020 and 2021, until an effective COVID-19 vaccination is readily available. Beginning late in the first quarter, the Company moved aggressively to put plans in place to mitigate the impact of lower markets and bookings, and the consequential impact of reduced manufacturing activity, by initiating cost reduction measures which were designed to lower cost and ease liquidity pressure. The implementation of these company-wide cost reduction actions are now targeted to achieve $50 million to $75 million in operating expense savings in 2020, of which approximately $28 million of savings have been realized through June 30, 2020. The Company also adjusted production levels at its manufacturing plants to align more closely with the reduced levels of demand. Based on current backlog levels and adjusted production levels, the Company expects to have adequate production support and minimal open production slots for the remainder of 2020. This should provide the Company with both competitive lead times and an acceptable ongoing backlog level. The Company is focused on adapting production levels quickly to market and bookings changes and is also working closely with suppliers to help ensure appropriate component supply levels as its production levels change.
In combination with these actions, the Company has been focused on actions that will enhance cash flow before financing, including reducing working capital and reducing or deferring capital expenditures. Enhancing liquidity also continues to be a priority. At June 30, 2020, the Company's cash position was $60.5 million and debt was $337.7 million compared with cash on hand of $50.4 million and debt of $340.1 million at March 31, 2020. In addition, as of June 30, 2020, the Company had unused borrowing capacity of approximately $218 million under existing revolving credit facilities, compared with $194 million at March 31, 2020. The Company is working very closely with its banks and financial partners globally to explore opportunities and programs that can enhance its liquidity during the downturn. The Company is also utilizing newly legislated tax and other programs to increase its near-term liquidity.
Despite the considerable uncertainty regarding near-term economic activity, the Company continues to be committed to its long-term strategy. As the Company entered this COVID-19 crisis, it was in the midst of undertaking the largest set of strategic programs in its history with the expectation that they would collectively have a transformational impact on the Company’s competitiveness, market position and economic performance. The projects required to execute these strategies continue to move forward, but in light of the COVID-19 pandemic, the pace of certain projects is being prioritized over other projects and some have been delayed to reduce operating expenses and capital expenditures. Capital expenditures are expected to be approximately $55 million in 2020 - substantially lower than the original 2020 estimate of $86.1 million disclosed in the Company's 2019 year-end filings.
At Hyster-Yale Group, product programs are expected to lay the groundwork for enhanced market position by providing lower cost of ownership and enhanced productivity for the Company’s customers. While the Company continues to introduce a number of new products during this period, Hyster-Yale Group's primary focus is on a new set of modular and scalable product families covering both internal combustion engine and electric trucks which will provide customers with enhanced flexibility for meeting their application needs combined with the benefit of lowest total cost of ownership. The Company has been focused on maintaining the timing of the introduction of the first of these products, which is expected in the second half of 2020 with the launch of a new range of counterbalanced trucks.
The introduction of these new products will lead to significant changes in supply chain sourcing and in the Company’s various manufacturing facilities around the world as certain products are moved between plants. Consolidated component volume sourced globally from reliable partners is expected to reduce costs and improve quality as these new products are brought to market over time. Hyster-Yale Group’s largest manufacturing facilities in Berea, Craigavon and Greenville are undergoing significant changes and investments continue to be made to these plants. In the current environment, the Company has accelerated plans to move certain products that will provide more permanent structural changes and reduce costs while creating "Centers of Excellence" for other products at the Company's three largest plants.
The Company believes the modular nature of the new products being introduced will enhance its ability to meet customer needs at lowest cost and in more detail, both at the industry level and at the individual customer level. In this rapidly changing environment, the Company has accelerated its focus on finalizing and implementing its industry strategies, and its investments in industry-focused sales capabilities to support its dealers, while also focusing on enhancing its remote selling capabilities through technology and IT enhancements.
Bolzoni continues to focus on its Americas growth strategy, including strengthening its ability to serve the North America market through the supply of cylinders and various other components at its Sulligent, Alabama plant, and introducing a broader range of locally produced attachments with shorter lead times to serve its customer base. Bolzoni is also implementing its "One Company - 3 brands" structural approach, which will help streamline back office operations and strengthen its North America and JAPIC commercial operations.
Nuvera continues to focus on serving heavy-duty applications, such as buses and trucks and applications in the automotive sector, with its 45kW engine, which was released for sale during the 2020 second quarter, as well as the forklift truck market. During the second quarter of 2020, Nuvera, which had successfully certified its first 45kW engine for China in 2019, received its first integration certification which allows the engines to operate in buses. Endurance testing of the engines in buses is currently in process in China and expected to conclude during the third quarter for one company, with certifications for other bus companies expected late in the second half of 2020 and in the first half of 2021. As a result of these milestones, Nuvera has accelerated the 45kW engine commercialization operations for the global market and is focused on ramping up sales of this product late in 2020 and in 2021.

In summary, since Hyster-Yale believes it is at an inflection point in its business, the Company plans to maintain the momentum of its strategic programs by fully implementing those projects, but on a prioritized basis given the current environment. These initiatives may reduce the Company's near-term financial results, but should position Hyster-Yale to improve its market position as market conditions return to more normal levels. The Company recognizes that the timing and shape of the market recovery is highly uncertain, and will remain agile and have contingency plans in place to appropriately respond to conditions as they unfold. Once the COVID-19 pandemic has abated and markets have returned to normal, the Company believes the full impact of these programs can lead to profitability improvements for a number of years to come.

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Conference Call
In conjunction with this news release, the management of Hyster-Yale Materials Handling, Inc. will host a conference call on Wednesday, August 5, 2020 at 11:00 a.m. Eastern Time. To participate in the live call, please register more than 15 minutes in advance at http://www.directeventreg.com/registration/event/8996564 to obtain the dial-in information and conference call access codes. For those not planning to ask a question of management, the Company recommends listening to the call via the online webcast, which can be accessed through Hyster-Yale's website at https://www.hyster-yale.com/investors. Please allow 15 minutes to register, download and install any necessary audio software required to listen to the webcast. A replay of the conference call will be available shortly after the call ends through August 12, 2020. An archive of the webcast will also be available on the Company's website two hours after the live call ends.
Non-GAAP and Other Measures
        This release contains non-GAAP financial measures. Included in this release are reconciliations of these non-GAAP financial measures to the most directly comparable financial measures calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). EBITDA in this press release is provided solely as a supplemental non-GAAP disclosure of operating results. Management believes that EBITDA assists investors in understanding the results of operations of the Company. In addition, management evaluates results using EBITDA.
        For purposes of this news release, discussions about net income (loss) refer to net income (loss) attributable to stockholders.

Forward-looking Statements Disclaimer
The statements contained in this news release that are not historical facts are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are made subject to certain risks and uncertainties, which could cause actual results to differ materially from those presented. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof. Among the factors that could cause plans, actions and results to differ materially from current expectations are, without limitation: (1) the duration and severity of the COVID-19 pandemic, any preventive or protective actions taken by governmental authorities, the effectiveness of actions taken globally to contain or mitigate its effects, and any unfavorable effects of the COVID-19 pandemic on either the Company's or its suppliers plants' capabilities to produce and ship products if COVID-19 continues to spread or quarantines are re-established, (2) reduction in demand for lift trucks, attachments and related aftermarket parts and service on a global basis, including any reduction in demand as a result of a COVID-19 triggered economic recession, (3) the ability of Hyster-Yale and its dealers, suppliers and end-users to access credit in the current economic environment, or obtain financing at reasonable rates, or at all, as a result of current economic and market conditions, (4) delays in delivery or increases in costs, including transportation costs, the imposition of tariffs, or the renewal of tariff exclusions, of raw materials or sourced products and labor or changes in or unavailability of quality suppliers, (5) delays in manufacturing and delivery schedules, (6) the successful commercialization of Nuvera's technology, (7) customer acceptance of pricing, (8) the political and economic uncertainties in the countries where the Company does business, (9) exchange rate fluctuations and monetary policies and other changes in the regulatory climate in the countries in which the Company operates and/or sells products, (10) bankruptcy of or loss of major dealers, retail customers or suppliers, (11) customer acceptance of, changes in the costs of, or delays in the development of new products, (12) introduction of new products by, or more favorable product pricing offered by, competitors, (13) product liability or other litigation, warranty claims or returns of products, (14) the effectiveness of the cost reduction programs implemented globally, including the successful implementation of procurement and sourcing initiatives, (15) changes mandated by federal, state and other regulation, including tax, health, safety or environmental legislation, and (16) unfavorable effects of geopolitical and legislative developments on global operations, including without limitation, the United Kingdom's exit from the European Union, the entry into new trade agreements and the imposition of tariffs and/or economic sanctions.

About Hyster-Yale Materials Handling, Inc.
        Hyster-Yale Materials Handling, Inc., headquartered in Cleveland, Ohio, offers a broad array of solutions to meet the specific materials handling needs of customers’ applications. The Company's wholly owned operating subsidiary, Hyster-Yale Group, Inc., designs, engineers, manufactures, sells and services a comprehensive line of lift trucks, attachments and aftermarket parts marketed globally primarily under the Hyster® and Yale® brand names.  Subsidiaries of Hyster-Yale include Nuvera Fuel Cells, LLC, an alternative-power technology company focused on fuel cell stacks and engines, and Bolzoni S.p.A., a leading worldwide producer of attachments, forks and lift tables marketed under the Bolzoni®, Auramo® and Meyer® brand names.  Hyster-Yale also has significant joint ventures in Japan (Sumitomo NACCO) and in China (Hyster-Yale Maximal).  For more information about Hyster-Yale and its subsidiaries, visit the Company's website at www.hyster-yale.com.

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HYSTER-YALE MATERIALS HANDLING, INC.
FINANCIAL HIGHLIGHTS

	Three Months Ended		Six Months Ended
	June 30		June 30
	2020	2019	2020	2019
	(In millions, except per share data)

Revenues	$654.4	$856.2	$1,440.1	$1,691.0
Cost of sales	550.8	716.8	1,199.8	1,425.4
Gross Profit	103.6	139.4	240.3	265.6
Selling, general and administrative expenses	94.9	116.5	211.4	239.3
Operating Profit	8.7	22.9	28.9	26.3
Other (income) expense
Interest expense	3.3	5.1	7.6	9.6
Income from unconsolidated affiliates	(0.8)	(3.1)	(2.4)	(5.8)
Other, net	4.5	(0.4)	2.3	(3.5)
Income before Income Taxes	1.7	21.3	21.4	26.0
Income tax provision (benefit)	(2.3)	4.4	1.8	5.9
Net income attributable to noncontrolling interest	(0.4)	(0.7)	(0.7)	(0.5)
Net Income Attributable to Stockholders	$3.6	$16.2	$18.9	$19.6

Basic earnings per share	$0.21	$0.97	$1.13	$1.18

Diluted earnings per share	$0.21	$0.97	$1.13	$1.17

Basic weighted average shares outstanding	16.787	16.655	16.753	16.628
Diluted weighted average shares outstanding	16.795	16.709	16.791	16.695

EBITDA RECONCILIATION
	Quarter Ended
	9/30/2019	12/31/2019	3/31/2020	6/30/2020	LTM 6/30/2020
	(In millions)
Net Income Attributable to Stockholders	$12.8	$3.4	$15.3	$3.6	$35.1
Noncontrolling interest income	0.3	—	0.3	0.4	1.0
Income tax provision (benefit)	4.9	0.5	4.1	(2.3)	7.2
Interest expense	5.3	4.9	4.3	3.3	17.8
Interest income	(0.2)	(0.8)	(0.5)	(0.3)	(1.8)
Depreciation and amortization expense	10.3	11.0	10.4	10.4	42.1
EBITDA*	$33.4	$19.0	$33.9	$15.1	$101.4

*EBITDA in this press release is provided solely as a supplemental disclosure. EBITDA does not represent net income (loss), as defined by U.S. GAAP, and should not be considered as a substitute for net income or net loss, or as an indicator of operating performance. Hyster-Yale defines EBITDA as income (loss) before income taxes and noncontrolling interest income (loss) plus net interest expense and depreciation and amortization expense. EBITDA is not a measurement under U.S. GAAP and is not necessarily comparable with similarly titled measures of other companies.

HYSTER-YALE MATERIALS HANDLING, INC.
FINANCIAL HIGHLIGHTS

	Three Months Ended		Six Months Ended
	June 30		June 30
	2020	2019	2020	2019
	(In millions)
Revenues
Americas	$454.8	$537.7	$1,005.5	$1,072.2
EMEA	120.1	202.1	272.2	392.2
JAPIC	48.0	72.9	92.6	136.3
Hyster-Yale Group	$622.9	$812.7	$1,370.3	$1,600.7
Bolzoni	64.2	90.8	152.1	182.6
Nuvera	0.7	2.2	2.1	6.7
Eliminations	(33.4)	(49.5)	(84.4)	(99.0)
Total	$654.4	$856.2	$1,440.1	$1,691.0

Gross profit (loss)
Americas	$74.9	$90.1	$174.6	$171.5
EMEA	15.7	28.4	35.0	53.5
JAPIC	4.2	8.4	8.7	14.5
Hyster-Yale Group	$94.8	$126.9	$218.3	$239.5
Bolzoni	11.5	15.5	28.4	31.1
Nuvera	(3.2)	(2.7)	(5.8)	(4.5)
Eliminations	0.5	(0.3)	(0.6)	(0.5)
Total	$103.6	$139.4	$240.3	$265.6

Operating profit (loss)
Americas	$23.3	$26.2	$61.8	$41.5
EMEA	(2.8)	4.7	(7.3)	4.7
JAPIC	(3.5)	(1.8)	(9.5)	(6.3)
Hyster-Yale Group	$17.0	$29.1	$45.0	$39.9
Bolzoni	(0.5)	2.3	2.2	3.5
Nuvera	(8.3)	(8.2)	(17.7)	(16.6)
Eliminations	0.5	(0.3)	(0.6)	(0.5)
Total	$8.7	$22.9	$28.9	$26.3

Net income (loss) attributable to stockholders
Americas	$13.5	$17.7	$41.3	$29.8
EMEA	(1.5)	4.1	(4.6)	4.0
JAPIC	(1.1)	(1.5)	(5.7)	(3.9)
Hyster-Yale Group	$10.9	$20.3	$31.0	$29.9
Bolzoni	(0.6)	1.6	2.1	1.9
Nuvera	(5.8)	(6.0)	(12.5)	(12.1)
Eliminations	(0.9)	0.3	(1.7)	(0.1)
Total	$3.6	$16.2	$18.9	$19.6

HYSTER-YALE MATERIALS HANDLING, INC.
FINANCIAL HIGHLIGHTS

CASH FLOW AND CAPITAL STRUCTURE
	Six Months Ended
	June 30
	2020	2019
	(In millions)
Net cash used for operating activities	$(12.0)	$(70.9)
Net cash used for investing activities	(23.3)	(17.6)
Cash Flow Before Financing Activities	$(35.3)	$(88.5)

	June 30, 2020	December 31, 2019
	(In millions)
Debt	$337.7	$287.0
Cash	60.5	64.6
Net Debt	$277.2	$222.4